Exhibit 99.1

healthcare solutions for a new generation SM

3420 fairlane farms road, suite c   ♦   wellington, florida  33414   ♦   561.798.9800 (office)   ♦   561.296.3456 (fax)

The Quantum Group Announces Continued Growth of Patient Base and Preliminary Revenue Guidance

WELLINGTON, Fla. (November 12, 2008) - The Quantum Group, Inc. (AMEX:QGP) (www.QuantumMD.com), a Wellington, Florida based healthcare organization, in anticipation of a scheduled presentation to be delivered at Paulson Investment’s Westergaard Conference by Quantum President & CEO Noel J. Guillama later this morning, announced today that it has increased the active patient base to over 3,650 lives using the community health systems (CHS) established by Quantum subsidiary, Renaissance Health System of Florida, Inc.

The Company also announced that it has begun the process of closing year end financials as October 31st marked the conclusion of fiscal year 2008.  The Company expects actual audited results on or about January 29, 2009 and notes that the extensive process includes the financial reconciliation with numerous health plan partners.  At this time, Quantum anticipates reporting revenues in the range of $15 to $16 million for fiscal year 2008.  Further, the Company believes this figure translates to an annualized run rate greater than $25 million and expects this growth trend to continue to accelerate through 2009.

The traditional Medicare Advantage Open Enrollment period begins November 15, 2008.  Noel J. Guillama, commented, “We are pleased to have demonstrated continued growth as we prepare for Open Enrollment to commence.  I look forward to sharing this news with the attendees at the Westergaard Conference during today’s presentations.”

Mr. Guillama is presenting at Westergaard with Pete Martinez, Senior Vice President and Chief Technology & Innovations Officer for Quantum.  The Company is scheduled to present at 10:10 a.m., 11:55 a.m., 3:15 p.m., and 5:00 p.m. The conference is being held at the Waldorf Astoria, 301 Park Avenue, New York City, New York.

Additionally, Mr. Guillama provided his interpretation of President-Elect Obama’s Healthcare Agenda through a Letter to the Shareholders on November 6, 2008.  The letter can be viewed on the Company website at www.QuantumMD.com/ObamaHealthPlan.

About The Quantum Group, Inc.

The Quantum Group provides business process solutions, service chain management, strategic consulting and leading edge technology innovations to the healthcare industry.

Through our dynamic patient-centric architecture, we empower the communication that is critical for the coordination of care and take aim at the $600 billion inefficiency gap in the United States healthcare industry. We are guided by a mission to develop efficiencies, improve the quality of patient care and achieve cost reductions for the nation’s largest and fastest growing industry.

We have developed leading-edge technology with the creation and deployment of a series of innovative patent-pending initiatives.  Through approximately 2,000 healthcare providers and multiple insurance company relationships under management, we are positioned to be a catalyst for change to the Florida healthcare industry.

In this announcement, the Company has given guidance based on preliminary results from its patient lives under management.  Actual results may vary substantially in part due to the actual reporting by the health plan partners under contract including the number of assigned patient lives, enrollments, and retroactive disenrollments.  The Company is not required to file updates and/or changes to this guidance prior to the filing of the audited Fiscal Year 2008 results to the Securities and Exchange Commission.  Certain statements contained in this news release, which are not based on historical facts, are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to substantial uncertainties and risks in part detailed in the respective company's Securities and Exchange Commission 10-KSB, 10-QSB, S-8 and 8-K filings (and amendments thereto) that may cause actual results to materially differ from projections. Forward-looking statements can be identified by the use of words such as "expects," "plans," "will," "may," "anticipates," "believes," "should," "intends," "estimates" and other words of similar meaning.  These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by these forward-looking statements.  Such risk factors include, without limitation, the ability of the Company to properly execute its business model, to raise substantial and immediate additional capital to implement its business model, to show 2008 fiscal year revenues in the range discussed in this press release, to continue revenue growth trend in fiscal year 2009, to attract and retain executive, management and operational personnel, to continue growing its patient base, to negotiate favorable current debt and future capital raises, to negotiate favorable agreements with a diversified provider base and to continue to supply the services needed by its HMO clients as well as physician clients.  The Company does not undertake any obligation to publicly update any forward-looking statements. As a result, investors should not place undue reliance on these forward-looking statements.

FOR MORE INFORMATION, PLEASE CONTACT:

PR Financial Marketing

Jim Blackman: 713-256-0369

jim@prfmonline.com

or

The Quantum Group, Inc.

Danielle Amodio:  561.798.9800

damodio@quantummd.com